UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 26, 2010

Quest Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26937	33-0231678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Polaris Way, Aliso Viejo, California	92656
(Address of principal executive offices)	(Zip Code)

(949) 754-8000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Executive Compensation Arrangements for 2010

On February 26, 2010, the Compensation Committee of the Board of Directors of Quest Software, Inc. (“Quest” or the “Company”) approved executive compensation arrangements for the Company’s executive officers for 2010. The compensation arrangements are designed to support Quest’s objectives to attract, retain and motivate executive talent, to achieve revenue growth and enhance profitability, and to maximize shareholder value in the highly competitive information technology software marketplace.

Base Salaries. Annual base salaries of the executive officers remain unchanged for 2010, as follows:

Vincent C. Smith, Executive Chairman	$1,000,000
Douglas F. Garn, President and Chief Executive Officer	$850,000
Scott J. Davidson, Senior Vice President and Chief Financial Officer	$425,000
Steve Dickson, Senior Vice President, Product Management & Marketing	$400,000
Alan Fudge, Senior Vice President, Worldwide Sales	$425,000

Discretionary Target Cash Bonus Awards. The Compensation Committee also determined discretionary variable cash bonus targets for the executive officers, which are designed to provide incentives for the executives to perform to the best of their abilities and achieve certain operational, strategic and regional objectives and initiatives or complete certain projects. The executives will become eligible to earn some or all of their respective discretionary bonus targets, to be determined at the discretion of the Compensation Committee. The 2010 discretionary bonus targets for the executive officers are as follows:

Vincent C. Smith, Executive Chairman	$300,000
Douglas F. Garn, President and Chief Executive Officer	$255,000
Scott J. Davidson, Senior Vice President and Chief Financial Officer	$75,000
Steve Dickson, Senior Vice President, Product Management & Marketing	$52,500
Alan Fudge, Senior Vice President, Worldwide Sales	$82,500

Stock Option Awards. The Compensation Committee also determined to grant non-qualified stock options (the “Option Awards”) under the Company’s 2008 Stock Incentive Plan (the “2008 Plan”) to the executive officers, with such Option Awards covering the numbers of shares of the Company’s common stock set forth below:

Vincent C. Smith, Executive Chairman	575,000
Douglas F. Garn, President and Chief Executive Officer	400,650
Scott J. Davidson, Senior Vice President and Chief Financial Officer	142,350
Steve Dickson, Senior Vice President, Product Management & Marketing	130,000
Alan Fudge, Senior Vice President, Worldwide Sales	103,350

The Option Awards were granted on February 26, 2010 and have an exercise price equal to the closing price of a share of the Company’s common stock as reported on The Nasdaq Global Select Market on that day. The Option Awards will vest over a five-year period, subject to continued employment with the Company, with 20% vesting on the first anniversary of the date of grant and an additional 10% vesting at the end of each six-month period thereafter. The Option Awards will be contingent on execution of the Company’s form of stock option agreement and will be subject to the terms and conditions of the 2008 Plan.

Long-Term Retention Award. The Compensation Committee also determined to grant Mr. Smith additional non-qualified stock options (the “Retention Award”) under the 2008 Plan covering 425,000 shares of the Company’s common stock. The Retention Award was granted on February 26, 2010 and has an exercise price equal to the closing price of a share of the Company’s common stock as reported on The Nasdaq Global Select Market on that day. The Retention Award vests over an eight-year period, subject to continued employment with the Company, with 20% vesting on the second anniversary of the date of grant, 20% vesting on the fourth anniversary of the date of grant, 20% vesting on the sixth anniversary of the date of grant, and 40% vesting on the eighth anniversary of the date of grant. The Retention Award will be contingent on execution of the Company’s form of stock option agreement and will be subject to the terms and conditions of the 2008 Plan.

Executive Incentive Plan Awards. The Compensation Committee also determined target cash bonus awards for 2010 under the Company’s Executive Incentive Plan (the “Executive Incentive Plan”) that will be subject to satisfaction of performance objectives for total revenues and pro forma operating margin for the 2010 calendar year. These target cash bonus awards for the executive officers for 2010 are as follows:

Vincent C. Smith, Executive Chairman	$700,000
Douglas F. Garn, President and Chief Executive Officer	$595,000
Scott J. Davidson, Senior Vice President and Chief Financial Officer	$175,000
Steve Dickson, Senior Vice President, Product Management & Marketing	$122,500
Alan Fudge, Senior Vice President, Worldwide Sales	$192,500

The maximum cash award any executive officer may earn is 125% of his target cash bonus award, and the amount of the ultimate award will be reduced if actual achievement of the performance criteria is determined to be below the specified objectives. The Compensation Committee retains discretion to reduce or eliminate (but not increase) the cash bonus awards that would otherwise be payable under the Executive Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST SOFTWARE, INC.

Date: March 4, 2010	By:	/s/ David P. Cramer

David P. Cramer
Vice President, General Counsel and Secretary